MARKETING AND SALES AGREEMENT

This **Marketing and Sales Agreement** (the "Agreement") having an effective date of March 16, 2005 (the "Effective Date") is by and between **PROVISION INTERACTIVE TECHNOLOGIES, INC.**, a California corporation having its principal place of business at 9253 Eton Avenue, Chatsworth, California 91311 ("PITI"), and **QUEST BUSINESS AGENCY**, a corporation having its principal place of business at 7026 Old Katy Rd., Suite 254, Houston, TX 77024 ("Representative").

RECITALS

WHEREAS, PITI wishes to engage REPRESENTATIVE to perform certain marketing and sales services on its behalf, and

WHEREAS, REPRESENTATIVE has the capability to aid PITI in marketing and selling PITI's Products, including development of a strategy for exploitation of PITI Products, and to implement such strategy including the identification of strategic End Users, and negotiation of agreements with said End Users for purchase, lease or use of the Products; and

WHEREAS, REPRESENTATIVE is willing to undertake such marketing and sales functions on behalf of PITI under the terms and conditions of this Agreement; and

WHEREAS, PITI desires that REPRESENTATIVE use its expertise and experience to assist PITI in its efforts to sell Products to End Users.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged by each party to the other party, and the mutual performance of the undertakings herein, it is agreed as follows:

1. **Definitions:**

1.1 Territory shall mean the United States of America.

1.2 Products shall mean the products manufactured and/or marketed by PITI and shall include system products and service revenue products. The system products include the HoloVision™ Aerial Image System (HoloVision) and related software or computer code. The service revenue products include advertising content distributed from a server computer operated by or for PITI or directly stored on a single HoloVision system.

1.3 End User means any entity who has entered into a sales agreement or purchase order for one or more Products and to whom PITI delivers the Products for its intended use in the Territory

1.4 Project means the specific application or use of the Products by an identified End User who has a current need or desire to purchase one or more Products and who has plans or

has indicated a current desire to acquire Products.

1.5 Protected Project means a Project where REPRESENTATIVE has entered into bona fide substantial and continual negotiations, rather than insignificant or sporadic discussions, between REPRESENTATIVE and the End User directed toward the submission and consideration of offers that are likely or possible to result in an acceptable offer and acceptance by PITI pertaining to the purchase of one or more Products where the ongoing process of negotiation may be evidenced by status reports, correspondence, telephone logs, records of meetings, submitted drafts of agreements, and/or other relevant documentation.

1.6 Equipment Sales Revenue means revenue received from the End User under either a purchase order or a sales agreement for a Protected Project less Non-commissionable Revenue

1.7 Non-commissionable Revenue means revenue received from the End User that is allocated to reimbursement of PITI for any sales tax, customs or duty charges, shipping charges, crating or preparation charges to ship a system product, spare parts, warranty, product installation costs and expenses, separately contracted third party product or services that PITI is obligated to pay to such third party.

1.8 Reoccurring Sales Revenue means advertising revenue and/or transactional-based revenue received by PITI less any finance lease payments and charges, if any, network administration and operations expenses and network communication charges, field customer service charges, commissions or charges or other related third party charges incurred by PITI.

1.9 Commission Rate means the amount of sales revenue that is payable to REPRESENTATIVE and specifically, for:

1) HoloVision, the Commission Rate will be equal to the difference between the price list as outlined on Exhibit "A" and the final sale price that is in excess of the price list as negotiated by Representative and demonstrated through a PO or contract for the sale of the Products. At no time will the Representative offer a price below those detailed in Exhibit "A" without the expressed written consent of Provision.
2) HoloVision Reccuring Revenue: On a project by project basis, for sales revenues generated by HoloVision systems in use with the companies and projects approved by PITI from the protected customer list, REPRESENTATIVE shall be paid a commission based on the Reoccurring Sales Revenues received by PITI for the duration of the initial term of the sales agreement or purchase order from a Protected Project as set forth on the protected project list, Addendum B.

2. **Scope of Engagement**

2.1 PITI grants to REPRESENTATIVE a non-exclusive right, for the term of this Agreement, to market and sell the Products within the Territory. Such marketing and sales

shall be only to End Users of the Products pursuant to PITI approved documentation, purchase order or sales agreement.

3. **Term of Engagement**:

3.1 The term of this Agreement shall be two (2) years from the Effective Date, subject to the provisions of Section 7 ("Default and Termination"). The agreement may be extend by mutual agreement between the parties.

4. **Confidentiality:**

4.1 REPRESENTATIVE agrees that at all times the terms and conditions of this Agreement shall be treated as confidential and shall not be disclosed without the prior written consent of PITI.

4.2 Each party acknowledges that it may receive or otherwise obtain access to information that is confidential and proprietary information ("Information") to the other. The recipient ("Recipient") of the Information of the other ("Disclosing Party") shall protect the Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of Information as Recipient uses to protect its own confidential information of a like nature. Recipient shall not use (other than for evaluation purposes) or provide the Information to any third party without the prior written approval of the Disclosing Party. Recipient assumes full responsibility for the actions of its personnel, including Recipient's consultants or subcontractors to whom the Information is provided. Recipient warrants that it has a written agreement with such consultants and subcontractors, if any, sufficient to protect Disclosing Party's rights in the information. Recipient shall not make any copies of the disclosed Information received from the Disclosing Party except as necessary for its personnel with a need to know. Any copies that are made shall be identified as belonging to the Disclosing Party, and marked "Confidential", "Proprietary", or with similar legend. This Agreement shall impose no obligation on the parties with respect to maintaining the confidence of Information of the Disclosing Party that: (a) is generally known or available by publication, commercial use or otherwise through no fault of the Recipient; (b) is known by Recipient at the time of disclosure and is not subject to restriction; (c) that is the same as or substantially the same as information independently developed by Recipient, (d) is lawfully obtained from a third party who has the right to make such disclosure, (e) is released for publication by Disclosing Party in writing, (f) is required by law to be disclosed, (g) is judicially ordered to be disclosed subject to the entry of an appropriate protective order, (h) must be disclosed to establish rights or obligations under this Agreement in connection with a judicial or similar proceeding subject to the entry of an appropriate protective order, or (i) is disclosed pursuant to separate written agreement of the parties.

4.3 The parties specifically acknowledge and agree that the existence of and information related to Protected Projects may be disclosed by PITI, in its sole discretion and without any notice to REPRESENTATIVE, to other third party representatives.

5. **Duties**

5.1 REPRESENTATIVE shall use all reasonable efforts to promote the interests and reputation of PITI pursuant to the sale of Products. In connection with performing its responsibilities hereunder, REPRESENTATIVE shall be furnished with supporting documentation and marketing collateral material prepared by PITI.

5.2 REPRESENTATIVE shall provide PITI with monthly written reports of its sales and marketing activities on behalf of PITI. Such reports shall be delivered, no later than ten (10) days following the end of each calendar month, to the Vice President of Sales/Marketing of PITI during the term of this Agreement. REPRESENTATIVE shall copy PITI on all written correspondence by and between REPRESENTATIVE and the End User.

5.3 REPRESENTATIVE shall identify End Users in the United States and shall be responsible for identifying End User Projects for one or more Products. REPRESENTATIVE shall be responsible for performing the necessary marketing and sales functions to obtain a purchase order, lease or sales contract acceptable to PITI.

5.4 REPRESENTATIVE shall not (i) disassemble, decompile or otherwise reverse engineer the Products or otherwise attempt to learn the source code, structure, algorithms or ideas underlying the Products, (ii) rent, lease, or otherwise provide temporary access to a Product outside of REPRESENTATIVE's control, (iii) take any action contrary to PITI's shrink wrap End-User license agreement except as expressly and unambiguously allowed under this Agreement; (iv) copy or modify the Products, or allow others to do any of the foregoing.

6. **Protected Projects and Compensation**:

6.1 Protected Customer List: When REPRESENTATIVE identifies an End User Project, REPRESENTATIVE may request that the Project be deemed a Protected Project. Upon receipt of written notification of a request for changing the status of a Project to a Protected Project, PITI may in its sole discretion, change the status of the Project to a Protected Project and include such Protected Project on a list of protected projects (Addendum B). Once a Protected Project is added to the list of protected projects, REPRESENTATIVE shall enter into continuous and substantial negotiations directed toward concluding a sales agreement or a purchase order within one hundred twenty (120) days of the date the status of a Project is changed to a Protected Project. PITI will provide REPRESENTATIVE with reasonable assistance in securing a purchase order or a sales agreement. Further, once a Project is added to the list of protected projects, PITI will not solicit or permit other representatives to solicit a purchase order or sales agreement for the Protected Project. However, if substantive progress toward receipt of a purchase order or sales agreement is not being made on the project within said period of one hundred twenty (120) days, or if the parties agree that the

End User is not interested in the Project, PITI will promptly remove the Protected Project from the list of protected projects. Once the Project is removed from the list of Protected Projects, REPRESENTATIVE shall have no right or expectation to receive any fee or reimbursement or compensation based on income derived from such removed Protected Project.

6.2 Pricing: The sales price list for Products is set forth on ADDENDUM "A" to this Agreement. The parties may agree, from time to time, that a price discount may be appropriate for a particular Protected Project. Accordingly, PITI may authorize, in writing, RERESENTATIVE to offer a price discount as an inducement to secure an order. The parties specifically agree that PITI may authorize price discounts at PITI's sole discretion and that PITI may base its decision to offer or not to offer a price discount on any reason or no reason.

6.3 Compensation: For each Protected Project, PITI shall compensate REPRESENTATIVE for its sales and marketing services in accordance with the following terms:

6.3.1 Commissions: PITI will pay REPRESENTATIVE a commission based on the Equipment Sales Revenue derived from each Protected Project. PITI shall only pay the commission for each Protected Project upon receipt of the full amount of the Equipment Sales Revenue set forth in the purchase order or sales contract. The commission shall be determined by multiplying the Equipment Sales Revenue by the respective Commission Rate. No commission shall be paid for any Non-commissionable Revenue received by PITI.

6.3.2 Commissions: PITI will pay REPRESENTATIVE a commission based on the Reoccurring Sales Revenue derived from each Protected Project. The commission shall be determined by multiplying the Reoccurring Sales Revenue by the respective Commission Rate as agree to and stated in Exhibit "B".

6.4 Commission Payments: PITI shall pay any commission due to REPRESENTATIVE within thirty (30) days from the end of the month in which Equipment Sales Revenues or Reoccurring Sales Revenue were received.

6.5 PITI shall provide, from time to time, and within thirty (30) days of the termination of this Agreement, REPRESENTATIVE with a list of Protected Projects for which PITI will continue to pay commission upon receipt of sales revenue during the initial term of the purchase order or sales agreement.

6.6 Commission Tail: If a Protected Project has not generated Equipment Sales Revenue and Reoccurring Sales Revenue as of the effective termination date of this Agreement, PITI agrees to pay commissions to REPRESENTATIVE if 1) either a purchase order or sales agreement is executed by both the End User and PITI and 2) PITI receives Equipment Sales Revenue or Reoccurring Sales Revenue both of which must occur no later than nine (9) months following the effective termination date of this Agreement and PITI shall continue to

pay such commissions on such Equipment Sales Revenue and Reoccurring Sales Revenue for the initial term of any such purchase order or sales agreement.

6.7 End User Default: In the event that an End User shall enter into a sales agreement or shall issue a purchase order for the Products and thereafter defaults under the terms of such sales agreement or purchase order, PITI shall seek performance by all reasonable means, provided, however, that PITI shall not be obligated hereby to initiate arbitration or any action in law or equity against any defaulting End User. If End User default arises because of non-payment of any sales revenue, the parties agree that there will be an equitable apportionment of any sales revenue received, taking into account the expenses each party has incurred in securing and performing under the sales agreement or the purchase order. In the event a default can be cured only by resort to legal remedies, the parties agree to consult for the purposes of determining whether arbitration or legal proceedings should be commenced, the allocation of costs and sharing of damages between themselves if such action is jointly undertaken; provided however, that REPRESENTATIVE has the unilateral right to participate, or decline to participate in such action, as it shall elect.

6.8 Record Keeping: PITI will keep complete, true and accurate books of account and related records as they pertain to Equipment Sales Revenue, Reoccurring Sales Revenue, if any, and Non-sales Revenue, if any. REPRESENTATIVE, at its sole expense, may designate a third party auditor to audit PITI books of account and related records on a bi-annual basis provided such third party auditor agrees to be bound by the confidentiality provision of Section 10, **Proprietary Interests**, and REPRESENTATIVE provides PITI at least five (5) business days' written notice of REPRESENTATIVE's desire to conduct the audit. The audit shall occur during normal business hours. PITI will retain such books of account and related records for at least three (3) years following the end of the calendar month to which they pertain.

6.9 PITI agrees to furnish written reports to REPRESENTATIVE within thirty (30) days after the end of each calendar quarter in which Reoccurring Sales Revenues are received, setting forth the details of such Reoccurring Sales Revenues

7. **Default and Termination**

7.1 This Agreement may terminate if any of the following events of default occur: (i) if REPRESENTATIVE fails to perform any material obligation or materially fails to perform any obligation under this Agreement; (ii) if REPRESENTATIVE attempts to make an assignment in violation of Section 16 ("Assignment"); (iii) if REPRESENTATIVE indicates, either directly or indirectly (such as by way of example, REPRESENTATIVE seeks to market or sell products or services that are reasonably deemed to be competitive with the Products) that it no longer intends to perform its obligations hereunder; (iv) if REPRESENTATIVE becomes insolvent or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; (v) if a petition under any foreign, state, or United States bankruptcy act, receivership statute, or the like, as they now exist, or as they may be amended, is filed by REPRESENTATIVE; or (vi) if such a petition is filed by any third party or an application for a receiver of REPRESENTATIVE is made by

anyone and such petition or application is not resolved favorably to REPRESENTATIVE within sixty (60) days.

7.2 Termination of this Agreement shall be effective (i) thirty (30) days after PITI's notice of termination to REPRESENTATIVE unless all default(s) are cured within such thirty-day period or (ii) immediately upon such notice if REPRESENTATIVE's default is by its nature not curable within thirty (30) days of such notice or REPRESENTATIVE has defaulted as provided in Section 11(a) (ii). The rights and remedies of PITI provided in this Section shall not be exclusive and are in addition to any other rights and remedies provided by law or this Agreement.

7.3 If this Agreement is terminated because of REPRESENTATIVE's default, at PITI's option, REPRESENTATIVE shall return to PITI all copies of the Software Product(s) (including the Documentation) in REPRESENTATIVE's possession or under its control within ten (10) days following the termination date and shall deliver to PITI an affidavit signed by a duly authorized officer of REPRESENTATIVE attesting that all copies of the Products have been returned. From and after termination, REPRESENTATIVE will cease and desist from all use and in the sublicensing of any Product or portion thereof, Product name(s) and associated trademark(s) and, upon request, deliver to PITI or its authorized representatives all materials upon which the product name(s) and the associated trademarks appear.

7.4 In the event this Agreement terminates, REPRESENTATIVE shall have no right to receive any commission for Projects that have not been previously designated Protected Projects.

7.5 REPRESENTATIVE shall have no license or right, either expressly or by implication, estoppel or otherwise, to use, publish, reproduce, display publicly, prepare derivative works based upon, distribute copies of, or perform, electronically distribute, sell, lease or otherwise transfer the marketing and sales material of PITI after the term of this Agreement.

7.6 In the event of termination of this Agreement, neither party shall be liable to the other for compensation (other than for past due fees and expenses), reimbursement or damages on account of the loss of prospective profits from anticipated sales or services, or on account of expenditures or commitments incurred in connection with the business or goodwill of REPRESENTATIVE or PITI.

7.7 In the event of termination of this Agreement, all transactions will cease immediately and net monies due to REPRESENTATIVE from the sale of Product for Protected Projects will be forward to REPRESENTATIVE within 30 days of written notice of termination.

7.8 The rights and obligations of section 4, **Confidentiality**, section 7, **Default and Termination**, section 10, **Proprietary Interests**, section 13, **Indemnification**, and paragraph 6.6, **Commission Tail**, shall survive and continue after any expiration or termination of this Agreement and shall bind the parties and their legal representatives, successors, and assigns.

8. **Representation and Warranty:**

8.1 REPRESENTATIVE represents and warrants that it has the right to enter into this Agreement and intends to comply with the terms hereof.

8.2 REPRESENTATIVE agrees that it will not, during the term of this Agreement, undertake any efforts to negotiate a sales agreement or to obtain a purchase order for a Protected Project allocated by PITI to a third party representative.

8.3 PITI represents and warrants that it has the right to enter into this Agreement and intends to comply with the terms hereof.

8.4 PITI agrees that it will not, during the term of this Agreement, authorize any third party on behalf of PITI to enter into negotiations or otherwise seek to obtain a purchase order or sales agreement for a then current Protected Project.

8.5 PITI MAKES NO WARRANTIES TO REPRESENTATIVE OR ANY PERSON, END USER OR ENTITY WITH RESPECT TO THE PRODUCTS OTHER THAN THOSE SET FORTH ABOVE AND DISCLAIMS ALL IMPLIED WARRANTIES OF MECHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS AN ADMISSION OR A WARRANTY OR REPRESENTATION THAT THE USE OF THE PRODUCTS WILL NOT BE INTERRUPTED FROM TIME TO TIME, THAT TRANSACTIONS WILL BE ERROR FREE OR THAT END USERS WILL PAY THE FEES SET FORTH IN THE PURCHASE ORDER OR SALES AGREEMENT.

9 **Relationship of the Parties**:

9.1 The parties are independent contractors and nothing in this Agreement shall be construed to create a partnership, joint venture, employment or agency relationship between the parties. Neither party shall have the authority to enter into any agreements of any kind on behalf of the other nor have the power or authority to bind or obligate the other in any manner to any third party. PITI shall not provide REPRESENTATIVE with any of the benefits normally provided by PITI to PITI's employees.

9.2 REPRESENTATIVE personnel will not, for any purpose, be considered to be employees or agents of PITI and REPRESENTATIVE assumes full responsibility for the actions of such personnel while performing its sales and marketing services pursuant to this Agreement and REPRESENTATIVE shall be solely responsible for their supervision, daily direction and control, payment of salary including withholding of income taxes, workers compensation, disability benefits and the like.

9.3 Nothing in this Agreement shall be construed as limiting in any manner PITI's marketing or distribution activities or its appointment of other dealers, distributors, licensees or agents.

10. **Proprietary Interests**:

10.1 During or at any time after the expiration of this Agreement, REPRESENTATIVE shall not communicate or divulge to, or use for the benefit of, any individual or entity other than PITI, any proprietary information of PITI received by REPRESENTATIVE by virtue of its engagement, without first obtaining written approval from PITI.

10.2 PITI and its suppliers retain and reserve without limitation all right, title, and interest in the Software Product(s) and the Products including their ownership of all copyrights that currently exist or that may arise.

10.3 Neither REPRESENTATIVE nor any of its employees or agents shall have any right to make any representation, warranty, or promise not contained in the Product Specifications, the Documentation or as authorized in writing by PITI.

10.4 REPRESENTATIVE shall market the Product(s) only under the trademarks of PITI and its suppliers as they are used on the Product(s) packaging, the documentation, and any advertising/promotional literature furnished by PITI to REPRESENTATIVE. REPRESENTATIVE agrees to use the appropriate trademark symbol (either "TM" or "R-in-a-Circle") in a superscript to clearly indicate PITI's (or its suppliers') ownership of the trademark wherever the trademark is first mentioned in any advertisement, brochure, or in any other manner in connection with the Product(s). REPRESENTATIVE shall upon request provide PITI samples of all literature prepared by REPRESENTATIVE which uses or references PITI's trademark(s). The use of trademarks required by this Section shall be royalty free.

10.5 PITI, shall at its own expense, settle or defend and pay any damages, costs, attorney's fees, or fines resulting from all claims made against REPRESENTATIVE by any third party for infringement or alleged infringement of the trademark, trade name or product name rights of such third party, or for unfair competition resulting from REPRESENTATIVE's use of PITI's trademarks, trade names, or product names in the Territory; provided, however, REPRESENTATIVE shall promptly notify PITI of any such proceeding or claim. In meeting its obligations hereunder, PITI may procure for REPRESENTATIVE the right to continue to use the trademark, trade name, or product name.

11. **Remedies for Breach of Representative's Obligations**

11.1 The parties agree that the services of REPRESENTATIVE are of a personal, specific and extraordinary character and cannot be readily replaced by PITI. They further agree that in the course of performing its services, REPRESENTATIVE will have access to various types of proprietary information of PITI, which, if released to other or used by REPRESENTATIVE other than for the benefit of PITI, in either case without PITI's consent, could cause PITI to suffer irreparable injury. Therefore, the obligations of REPRESENTATIVE established under Sections 5, Duties, and 10, Proprietary Interests, hereof shall be enforceable both at law and in equity, by injunction, specific performance, damages or other remedy; and the right of PITI to obtain any such remedy shall be cumulative and not alternative and shall not be exhausted by any one or more uses thereof.

12. **Modification**

12.1 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and merges all prior and contemporaneous communications. Any modifications, additions to or waiver of any terms and/or condition of this Agreement shall not be effective unless in writing dated subsequent to the date of this Agreement and signed by a duly authorized officer of REPRESENTATIVE and PITI. This Agreement shall not be modified or altered by any subsequent course of performance between the parties. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof. Terms contained in any purchase

orders, sales agreement or checks which are inconsistent with this Agreement shall be of no force and effect.

12.2 PITI shall have the right, in its sole discretion, from time to time or at any time to change such prices on a quarterly basis and with fifteen (15) days written notice. New prices will apply to all shipments made after such notice period. PITI shall have the right, in its sole discretion, to change, modify or discontinue a Product.

13. **Indemnification**

13.1 REPRESENTATIVE shall indemnify and hold PITI harmless from all suit, claim liability, damages, costs and expenses (including reasonable legal fees) directly arising out of or resulting from the negligent acts or omission to act of REPRESENTATIVE provided, however, PITI shall promptly notify REPRESENTATIVE of any such proceeding or claim. Likewise PITI shall indemnify and hold REPRESENTATIVE harmless from all suit, claim liability, damages, costs and expenses (including reasonable legal fees) directly arising out of or resulting from the negligent acts or omission to act of PITI provided, however, REPRESENTATIVE shall promptly notify PITI of any such proceeding or claim.

14. **Miscellaneous Provisions**:

14.1 Enforceability. If any term or condition or this agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of his agreement, and such term or condition except to such extent or in such application, shall not be affected thereby and each and every term and condition of this agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

14.2 Notice: All notices or other communications required or permitted to be furnished pursuant to this Agreement shall be in writing and shall be sent by certified or registered mail to the recipient party at the address appearing in the preamble to this Agreement or to such other address as any such party may have designated by like notice forwarded to the other party hereto. Change of address notices shall be deemed furnished when received or all other notices shall be deemed furnished when mailed, telegraphed or hand delivered.

14.3 Force Majeure: Neither party shall be liable for failure or delay in the performance of any of its obligations under this Agreement if such delay or failure is caused by circumstances beyond the control of the party affected. Strikes or other labor difficulties, which are capable of being terminated on terms unacceptable to the party affected, shall not be considered circumstances within the control of such party. PITI shall have the right to allocate available supplies of the Product(s) in accordance with the requirements of PITI's business as determined by PITI. PITI shall be without liability to REPRESENTATIVE on account of the method of allocation chosen or its implementation.

14.4 Binding Effect: Each of the provisions and agreements herein contained shall be binding upon and inure to the benefit of the personal representatives, devisees, heirs, successors, transferees and assigns of the respective parties hereto.

14.5 Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

14.6 Attorney Fees. If either PITI or REPRESENTATIVE employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees.

14.7 Assignment: This Agreement, and any rights or obligations hereunder, shall not be transferred or assigned by REPRESENTATIVE without the prior written approval of PITI, which approval is subject to PITI's sole discretion.

14.8 Severability: In the event that any provision of this Agreement is declared void, illegal or unenforceable, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.

14.9 Application of California Law: This Agreement shall be governed and construed in accordance with the laws of the State of California, United States of America applicable to contracts to be made, executed, delivered and performed wholly in such state, but without regard to the conflict of law principles of such state. The parties agree that the State of California has personal jurisdiction over each of the parties and any litigation or dispute pertaining to this Agreement, and that the sole power and exclusive venue for any litigation or dispute in any way pertaining to this Agreement shall be within the County of Los Angeles, State of California. In addition to any remedies available at law, PITI shall also be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach of this Agreement.

14.10 Headings, Tense and Gender: The headings of the several sections are inserted for convenience of reference only, and are not intended to be part of or to affect the meaning or interpretation of this Agreement. In this Agreement, where the context so permits, the singular shall include the plural, and vice versa, and reference to a particular gender shall include any other gender.

14.11 Entire Agreement: This Agreement constitutes the entire Agreement between the parties and supersedes all previous agreements, discussions, promises, or representations whether oral or written.

WHEREAS, the parties have hereunto executed this Agreement.

Dated:	**Dated:**
By: [signature]	By: [signature]
Alan Vera **President** **Quest Business Agency**	**Bob Ostrander** **Vice President** **Provision Interactive Technologies, Inc.**

EXHIBIT "A"

Price List and Revenue Sharing

17-Jan-05

Price List - CONFIDENTIAL

MODEL TYPES

Volume Units	Delivery Weeks	HL40 Price $USD	HL29 Price $USD	HL17 Price $USD
1	8	8,500	6,750	4,850
2-5	8	8,250	6,400	4,600
6-10	8	8,000	5,900	4,400
11-20	8	7,750	5,750	4,300
21-50	8	7,500	5,500	4,200
51-99	8	7,250	5,250	4,100

Volume Orders of 100+ Quoted on an Order by Order Basis (Estimates)

100-300	Per Quote	7,000	5,000	3,900
301-500	Per Quote	6,750	4,750	3,750
501-999	Per Quote	6,550	4,500	3,550
1000+	Per Quote	5,000	4,000	3,250

Prices do not include shipping, crating or any special handling.
Prices do not include destination, import, or VAT taxes.
Prices do not include any special options such as custom façade.
Prices do not include any content or content development.
Does Not represent a published price list.
Volume pricing above 99 units must be verified in writing with Provision.

Addition of Networking Software: $650 USD per unit.
Extended Warranty to one (1) year: $500 USD per unit.
Standard Warranty for 90 days on electronic components (computer, power supply, proprietary display device) and 1 year on cabinet and optics. Based on normal use and wear. Warranty does not cover damage caused by misuse or handling as determined by PIT.

* **Payment Terms: Sixty (60%) Percent Due Upon Acceptance of Purchase Order Balance Due and Owing Prior to Shipment of Order with verification of shipping documentation.**

EXHIBIT "B"

Protected Project List

1) Customer: **Unilever**
Address of contracting group: **TBD**
Contact Name: **To be furnished.**
Project Description: **In store merchandiser, networked units, probable ceiling mounts, 300-400 "A" type flagship accounts.**
Project Initiation Date: **Summer of 2005.**
Reoccurring Revenue Commission Rate: **No recurring revenues. Network administration and service agreement required.**

2) Customer:
Address of contracting group:
Contact Name:
Project Description:
Project Initiation Date:
Reoccurring Revenue Commission Rate: